Exhibit 99.1

Thornburg Mortgage Announces Additional Forbearance Agreements, Sale of Its

Remaining Assets and Discontinuance of Operations

SANTA FE, N.M.—April 1, 2009—Thornburg Mortgage, Inc. (Pink Sheets: THMR), announced today that JPMorgan Chase Funding Inc. (formerly Bear Stearns Investment Products Inc.)(“JPM”), Citigroup Global Markets Limited (“Citigroup”), Credit Suisse Securities (USA) LLC (“CSUSA”), Credit Suisse International (“CSI”), Greenwich Capital Markets, Inc. (“GCM”), Greenwich Capital Derivatives, Inc. (“GCD”), The Royal Bank of Scotland plc (“RBS”), and UBS AG (“UBS”) (collectively, the “Counterparties”), have agreed to grant the Company additional forbearance from demanding payment on deficiency claims under their various financing agreements through April 30, 2009, or earlier if certain events occur. In exchange for the continued forbearance the Company has agreed that the remaining Counterparties who have not previously taken possession of their collateral under their respective financing agreements may do so at the Counterparty’s discretion and that the price of such collateral will be determined on a date chosen by the Counterparty. The proceeds from such sales will be applied to reduce the outstanding borrowing amount under the respective financing and ISDA agreements. JPM, CSUSA, CSI, GCM, GCD and RBS have indicated that they intend to take possession of and sell such collateral during the forbearance period. Citigroup and UBS have agreed to continue to forbear on submitting deficiency claims totaling approximately $394 million and $87 million, respectively, through April 30, 2009, or earlier if certain events occur. The Company expects that additional substantial deficiency claims will result as the remaining Counterparties sell their respective collateral under their respective financing and ISDA agreements; however they have agreed to forbear on submitting such claims through April 30, 2009, or earlier if certain events occur.

As a result of the expected and realized deficiency claims, the Company has also agreed to cooperate with the Counterparties to transfer the Company’s mortgage servicing rights, which were granted to the Counterparties as security for the Company’s obligations to the Counterparties under their respective financing agreements.

As a result of the events mentioned above, the Company expects to file for Chapter 11 bankruptcy protection. The Company also intends to commence an orderly sale or liquidation of its remaining assets assisted by Houlihan Lokey Howard & Zukin Capital, Inc. in order to maximize any remaining value for its bondholders and creditors. Once these sales or liquidations are completed, the Company will discontinue operations.

In addition, the Company will not be able to make the March 31, 2009 interest payment on its Senior Subordinated Notes due 2015 (“Senior Subordinated Notes”). However, the Company has a 30-day grace period in which to make such payment before triggering a default under the Senior Subordinated Notes indenture. Finally, the Company does not expect to file its Annual Report on Form 10-K for the year ended December 31, 2008.

Thornburg Mortgage, Inc. and Thornburg Investment Management are separate and independent legal entities. Garrett Thornburg is the Chairman of both firms and together they occupy the Thornburg Campus, however the businesses of Thornburg Investment Management are not related to, or affected by, the business of Thornburg Mortgage, Inc.

This press release contains forward-looking statements within the meaning of the federal securities laws including statements with respect to the Company’s expectations regarding an orderly liquidation of its remaining assets. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to liquidate its remaining assets on reasonable terms, if at all; obtaining any necessary approvals of the bankruptcy court or other parties to the liquidation; and other risk factors discussed in the Company’s SEC reports, including its most recent quarterly report on Form 10-Q, annual report on Form 10-K/A and its current reports on Form 8-K. These forward-looking statements speak only as of the date on which they are made and, except as required by law; the company does not intend to update such statements to reflect events or circumstances arising after such date.

Contact: Thornburg Mortgage, Inc., Santa Fe

Media contact: Suzanne O’Leary Lopez, 505-467-5166

ir@thornburgmortgage.com